Exhibit 10.15
GUARANTEE AGREEMENT
THIS GUARANTEE AGREEMENT, dated as of February 18, 2022 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by TERRA PROPERTY TRUST, INC., a Maryland corporation (“Guarantor”), in favor of GOLDMAN SACHS BANK USA, a New York state-chartered bank, as buyer (“Buyer”).
RECITALS
A.    Pursuant to that certain Uncommitted Master Repurchase and Securities Contract Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Buyer and Terra Mortgage Capital I, LLC, a Delaware limited liability company (“Seller”), Seller has agreed to sell to Buyer certain Eligible Assets (as defined in the Repurchase Agreement), upon the terms and subject to the conditions set forth therein. Pursuant to the terms of that certain Custodial Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Custodial Agreement”), by and among Buyer, Seller and Computershare Trust Company, N.A. (“Custodian”), Custodian is required to take possession of the Purchased Assets (as defined in the Custodial Agreement), along with certain other documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. Pursuant to the terms of that certain Pledge and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), made by Terra Mortgage Portfolio I, LLC, a Delaware limited liability company (“Pledgor”), in favor of Buyer, Pledgor has pledged to Buyer all of Pledgor’s right, title and interest in and to the Collateral (as defined in the Pledge Agreement). The Repurchase Agreement, the Custodial Agreement, the Depository Agreement (as defined in the Repurchase Agreement), the Servicing Agreement (as defined in the Repurchase Agreement), the Fee Letter (as defined in the Repurchase Agreement), the Pledge Agreement and this Guarantee shall be referred to herein as the “Transaction Documents”.
B.    Guarantor directly or indirectly owns one hundred percent (100%) of the legal and beneficial limited liability company interest in, and controls, Seller and Pledgor, and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party and the transactions contemplated by the Repurchase Agreement.
C.    It is a condition precedent to Buyer acquiring the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guarantee.
NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Transaction Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer as follows:
1.Defined Terms. Each of the definitions set forth on Exhibit A hereto are, solely for the purpose of Section 9 hereof, hereby incorporated herein by reference. Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are intended to be used as such terms are so defined in the Repurchase Agreement.
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2.Guarantee.
(a)Subject to Sections 2(b), 2(c), 2(d) and 2(e) below, Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance when due, whether at stated maturity, by acceleration of the Repurchase Date or otherwise, of all of the following: (i) all payment obligations owing by Seller and Pledgor to Buyer under or in connection with the Repurchase Agreement or any of the other Transaction Documents or other agreements relating thereto, (ii) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing, and (iii) any other obligations of Seller and Pledgor in favor of Buyer under each of the Transaction Documents (collectively, the “Obligations”).
(b)Notwithstanding anything in Section 2(a) above to the contrary, but subject in all cases to Sections 2(c), 2(d) and 2(e) below, the maximum aggregate liability of Guarantor hereunder and under the other Transaction Documents shall in no event exceed (i) prior to the Amortization Extension Period, twenty-five percent (25%) of the then currently unpaid aggregate Purchase Prices of all Purchased Assets, and (ii) during the Amortization Extension Period, fifty percent (50%) of the then currently unpaid aggregate Purchase Prices of all Purchased Assets; provided, that Guarantor’s maximum aggregate liability will be fifty percent (50%) of the then currently unpaid aggregate Purchase Prices of all Purchased Assets that Buyer has approved as non-performing Purchased Assets at all times prior to the Termination Date.
(c)Notwithstanding the foregoing, or any other provision herein to the contrary, the applicable maximum limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Obligations shall be full recourse to Guarantor, upon the occurrence of any of the following:
(i)a voluntary bankruptcy or insolvency proceeding is commenced by Seller, Pledgor or Guarantor under the Bankruptcy Code or any similar federal or state law;
(ii)Seller, Pledgor or Guarantor consents to or joins in any application for the appointment of a custodian, receiver, trustee or examiner for Seller or Seller’s assets and liabilities;
(iii)an involuntary bankruptcy or insolvency proceeding is commenced against Seller, Pledgor or Guarantor under the Bankruptcy Code or any similar federal or state law, and, in connection therewith, Seller, Pledgor or Guarantor or any Affiliate of Seller, Pledgor or Guarantor (alone or in any combination) (A) has or have colluded or conspired with the creditors commencing such involuntary bankruptcy or insolvency proceeding, (B) has or have solicited or caused to be solicited petition creditors for such involuntary bankruptcy or insolvency proceeding, or (C) has or have filed an answer consenting to or joining in such involuntary bankruptcy or insolvency proceeding;
(iv)the gross negligence or willful misconduct of Seller, Pledgor or Guarantor which results in the seizure or forfeiture of the Purchased Assets or any portion thereof, or Seller’s interest therein; and
(v)any breach of the separateness covenants set forth in Article 12 of the Repurchase Agreement that results in the substantive consolidation of any of the assets and/or liabilities of Seller with the assets and/or liabilities of any other Person in any bankruptcy or insolvency proceeding under the Bankruptcy Code or any similar federal or state law (including, without limitation, in connection with any proceeding under any Insolvency Law).

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(d)In addition to the foregoing, and notwithstanding the applicable maximum limitation on recourse liability as set forth in Section 2(b) above (which Section 2(b), for the avoidance of doubt, shall not apply to this Section 2(d)), Guarantor shall be liable to Buyer for any costs, losses, claims, expenses or other liabilities actually incurred by Buyer resulting from any of the following matters:
(i)fraud, intentional misrepresentation or willful misconduct by Seller, Pledgor, or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor, in connection with the execution and delivery of this Guarantee, the Repurchase Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;
(ii)any material breach by Seller, Guarantor, or any of their respective Affiliates, of any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred by Buyer in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting any or all of the Purchased Assets; provided that the guarantee set forth in this Section 2(d)(ii) shall terminate upon foreclosure and transfer or assumption of the Purchased Asset following an Event of Default pursuant to a public or private sale or strict foreclosure, or other similar enforcement proceeding but solely to the extent that the occurrence giving rise to Buyer’s liability under this Section 2(d)(ii) (A) first arose after such Purchased Asset was transferred or assumed and (B) is unrelated to any act or omission of Seller, Pledgor or Guarantor; and
(iii)Seller’s failure to obtain Buyer’s prior written consent to any subordinate financing or voluntary liens in each case that encumber any or all of the Purchased Assets that are not permitted under the Transaction Documents.
(e)In addition to the foregoing, Guarantor further agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Buyer in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guarantee after the occurrence and during the continuance of an Event of Default. This Guarantee shall remain in full force and effect until the later of (i) the date upon which the Obligations are paid in full and (ii) the termination of the Repurchase Agreement, notwithstanding that from time to time prior thereto, Seller and/or Pledgor may be free from any Obligations.
(f)Nothing herein shall be deemed a waiver of any right which Buyer may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all Purchased Assets shall continue to secure all of the outstanding obligations owing to Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.
(g)No payment or payments made by Seller, Pledgor or any other Person or received or collected by Buyer from Seller, Pledgor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations under this Guarantee until the Obligations are paid in full, but subject to the limitations on Guarantor’s liability under Section 2(b) above (if applicable).

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(h)Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of any liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose.
3.Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and Pledgor and any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller or Pledgor to Buyer under the Transaction Documents or any related documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Transaction Documents.
4.Amendments, etc. with Respect to the Obligations. Subject to Section 6 hereof, until the Obligations shall have been paid in full, Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer and any Transaction Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other Person, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other Person or any release of Seller or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
5.Guarantee Absolute and Unconditional.
(a)Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between Seller and Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Transaction Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to or

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knowledge of Seller and Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation to, pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns, and shall inure to the benefit of Buyer and its permitted successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guarantee shall have been satisfied by payment in full.
(b)Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:
(i)Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, any other guarantor or any other person or security.
(ii)Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller, the status of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.
(iii)Guarantor has independently reviewed the Transaction Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.
6.Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any substantial part of the property of Seller, or otherwise, all as though such payments had not been made.

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7.Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer, without set-off or counterclaim, in United States Dollars at the address specified in writing by Buyer.
8.Representations and Warranties. Guarantor hereby represents and warrants to Buyer that:
(a)Guarantor is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation or organization, as the case may be. Guarantor is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business, except where failure to so qualify would not be reasonably expected to have a Material Adverse Effect. Guarantor has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guarantee and the other Transaction Documents to which Guarantor is a party;
(b)This Guarantee has been duly executed by Guarantor, for good and valuable consideration. This Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);
(c)Guarantor does not believe, nor does it have any reason or cause to believe, that it cannot perform in all respects all covenants and obligations contained in this Guarantee applicable to Guarantor;
(d)The execution, delivery and performance of this Guarantee by Guarantor will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Guarantor, (ii) violate or conflict with any contractual provisions of, or cause a default or event of default under, any indenture, loan agreement, mortgage or other material contract or agreement to which Guarantor is a party or by which Guarantor may be bound, to the extent such conflict or breach would have a Material Adverse Effect upon Guarantor’s ability to perform its obligations hereunder, (iii) result in the creation or imposition of any Lien upon any of the assets of Guarantor, other than pursuant to the Transaction Documents, to the extent such creation or imposition would have a Material Adverse Effect upon Guarantor’s ability to perform its obligations hereunder, (iv) conflict with any judgment or order, writ, injunction, decree or demand of any Governmental Authority applicable to Guarantor, or (v) conflict with any applicable Requirement of Law;
(e)As of the Closing Date, any Purchase Date for any Transaction under the Repurchase Agreement, any Future Funding Date, or on the first day of any Renewal Period, except as previously disclosed to Buyer in writing on or prior to such date, there is no action, suit, proceeding, litigation, investigation, arbitration or proceeding of or before any arbitrator or Governmental Authority pending or, to Guarantor’s Knowledge, threatened in writing by or against Guarantor or against its assets (i) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby or (ii) that would reasonably be expected to, individually or in the aggregate, result in any Material Adverse Effect. Guarantor is in compliance in all material respects with all Requirements of Law. Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any arbitrator or Governmental Authority;

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(f)Guarantor has timely filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all federal and other Taxes (whether or not shown on a return), which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Guarantor has satisfied all of its withholding tax obligations. No tax Liens have been filed against any assets of Guarantor and no claims are currently being asserted in writing against Guarantor with respect to Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP);
(g)No order, consent, approval, license, authorization or validation of, or filing, recording or registration by Guarantor with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Guarantor of this Guarantee, (ii) the legality, validity, binding effect or enforceability of this Guarantee against Guarantor or (iii) the consummation of the transactions contemplated by this Guarantee (other than consents, approvals and filings that have been obtained or made as applicable, and the filing of certain financing statements in respect of certain security interests); and
(h)Except as disclosed to Buyer in writing, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America that would reasonably be expected to have a Material Adverse Effect and no Act of Insolvency has ever occurred with respect to Guarantor.
Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made hereunder on and as of such date.
9.Financial Covenants.
(a)Guarantor hereby agrees that, until the Repurchase Obligations have been paid in full, Guarantor shall not:
(i)permit its Liquidity at any time to be less than an amount equal to the lesser of (A) Fifteen Million and No/100 Dollars ($15,000,000.00), and (B) the greater of (1) Five Million and No/100 Dollars ($5,000,000.00) and (2) ten percent (10%) of the aggregate Purchase Prices of all Purchased Assets;
(ii)permit its Cash Liquidity at any time to be less than the greater of (A) Five Million and No/100 Dollars ($5,000,000.00) and (B) five percent (5%) of aggregate Purchase Prices of all Purchased Assets;
(iii)permit its Tangible Net Worth at any time to be less seventy-five percent (75%) of its current Tangible Net Worth as of the date hereof;
(iv)permit its Interest Coverage Ratio to be less than 1.5 to 1.0; and
(v)permit at any time the ratio of its Total Indebtedness to the Tangible Net Worth of Guarantor, calculated in accordance with GAAP, to be greater than 3.0 to 1.0.

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(b)Guarantor’s compliance with the financial covenants set forth in this Section 9 must be evidenced by the financial statements and by a Covenant Compliance Certificate in the form of Exhibit IX to the Repurchase Agreement furnished together therewith, as provided by Seller to Buyer pursuant to Articles 11(g)(ii) and 11(g)(iii) of the Repurchase Agreement, and compliance with all such financial covenants are subject to continuing verification by Buyer, and Guarantor shall provide information that is reasonably requested by Buyer with respect to any lawsuits and/or other matters disclosed in any financial statements of Guarantor delivered to Buyer which would reasonably be expected to have a Material Adverse Effect on Guarantor’s ability to comply with the financial covenants set forth in this Section 9; provided, that, for the avoidance of doubt, such continued verification shall not obligate Guarantor or Seller to provide additional financial statements or Covenant Compliance Certificates other than those required under Articles 11(g)(ii) and 11(g)(iii) of the Repurchase Agreement.
(c)If Seller, Guarantor or any of their respective Affiliates has entered into or shall enter into or amend any other commercial real estate loan repurchase agreement or warehouse facility or other commercial real estate lending transaction for the financing of mortgage loans with any other repurchase buyer or lender which by its terms provides more favorable terms to such other repurchase buyer or lender with respect to any of the financial covenants contained in this Section 9 (“More Favorable Agreement”), then (i) the financial covenants contained in this Section 9 shall be deemed to be automatically modified to such more favorable terms as of the effective date of such More Favorable Agreement, and (ii) Guarantor shall give to Buyer (A) in the case of an existing More Favorable Agreement, prompt notice of such more favorable terms, or (B) in the case of a More Favorable Agreement that has not yet been executed, not less than ten (10) Business Days’ prior notice of such more favorable terms. Upon Buyer’s request, Guarantor shall enter into such amendments to this Guarantee as may be required by Buyer to give effect to such more favorable terms. Notwithstanding anything contained in this Section 9(c) to the contrary, this Section 9(c) shall only apply to financial covenants and any related definitions contained in this Guarantee and shall not extend to any provisions of any other commercial real estate lending, repurchase or warehouse facility.
10.Further Covenants of Guarantor:
(a)Taxes. Guarantor will timely file all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and will pay all federal and other Taxes (whether or not shown on a return), which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP.
(b)Anti-Money Laundering, Anti-Corruption and Economic Sanctions.
(i)Guarantor is in compliance, in all material respects, with (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act of 2001”), and (C) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery laws and regulations. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

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(ii)Guarantor agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001) and to fully effectuate the purposes of this Guarantee; provided, however, that nothing in this Section 10(b)(ii) shall be construed as requiring Buyer to conduct any inquiry or decreasing Guarantor’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Guarantor on behalf of itself and its Affiliates makes the foregoing representations and covenants to Buyer and its Affiliates that neither Guarantor nor any of its Affiliates is a Prohibited Investor and Guarantor is not acting on behalf of or for the benefit of any Prohibited Investor. Guarantor agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.
(c)Office of Foreign Assets Control. Guarantor warrants, represents and covenants that neither Guarantor nor any of its Affiliates are or will be an entity or Person that is or is owned or controlled by a Person that is the subject of any Sanctions. Guarantor covenants and agrees that, with respect to the Transactions under the Transaction Documents, none of Guarantor or, to the best of Guarantor’s knowledge after due inquiry, any of its Affiliates will conduct any business, nor engage in any transaction, assets or dealings, with any Person who is the subject of Sanctions. Guarantor further covenants and agrees that it will not, directly or indirectly, use the proceeds of the facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.
(d)Intentionally Omitted.
(e)Limitation on Distributions. After the occurrence and during the continuance of any Default or Event of Default, Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor; provided, however, that so long as no monetary Default or Event of Default shall have occurred and be continuing, Guarantor may distribute the minimum amount of cash necessary for Guarantor to maintain its status as a REIT and avoid the payment of any income or excise taxes by Guarantor, provided that such distributions are further distributed by Guarantor to maintain its status as a REIT or avoid the payment of income or excise taxes by Guarantor;
11.Right of Set-Off. Guarantor hereby irrevocably authorizes Buyer and its Affiliates, after the occurrence and during the continuance of an Event of Default, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by Guarantor (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, arising under any

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Transaction Document, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Buyer shall notify Guarantor promptly of any such set-off and the application made by Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Buyer may have.
12.Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
14.No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
15.Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer. This Guarantee shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of Buyer and its permitted successors and assigns. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
16.Notices. Unless otherwise provided in this Guarantee, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (d) telecopier (with answerback acknowledged) or e-mail provided that such telecopied or e-mailed notice must also be delivered by one of the means set forth above, to the address specified below or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 16, or (z) in the case of e-mail, at the time of delivery, provided that such e-mailed notice was

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also delivered as required in this Section 16. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.
Buyer:    GOLDMAN SACHS BANK USA
200 West Street
New York, New York 10282
Attention:    Mr. Jeffrey Dawkins
Telephone:    (212) 902-6852
Telecopy:    (212) 977-4870
Email:    jeffrey.dawkins@gs.com
Email:    gs-refgwarehouse@ny.email.gs.com
Email:    gs-crewarehouse-am@ny.email.gs.com
Email:    gs-warehouse-ops@ny.email.gs.com
With copies to:    GOLDMAN SACHS BANK USA
2001 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Joe Osborne and Robert Ivey
Telephone: (972) 501-3977
Email: joe.osborne@gs.com
Email: Robert.ivey@gs.com

and:    DECHERT LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Kenneth Hackman, Esq.
Telephone: (215) 994-2638
Facsimile: (215) 655-2638
Email: kenneth.hackman@dechert.com

Guarantor:    TERRA PROPERTY TRUST, INC.
550 Fifth Avenue, Sixth Floor
New York, New York 10036
Attn: Michael Muscat
Telephone: (212) 753-5100 Ext 268
Email: mikem@mavikcapital.com

With copies to:    TERRA PROPERTY TRUST, INC.
550 Fifth Avenue, Sixth Floor
New York, New York 10036
Attn: Vik Uppal
Telephone: (212) 753-5100 Ext 250
Email: vik@mavikcapital.com

And to:    TERRA PROPERTY TRUST, INC.
550 Fifth Avenue, Sixth Floor
New York, New York 10036
Attn: Greg Pinkus
Telephone: (212) 753-5100 Ext 275
Email:greg@mavikcapital.com
assetmanagement@mavikcapital.com
don@mavikcapital.com

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17.SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(a)SUBMITS TO THE NON- EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS GUARANTEE OR RELATING IN ANY WAY TO THIS GUARANTEE, THE REPURCHASE AGREEMENT OR ANY TRANSACTION UNDER THE REPURCHASE AGREEMENT;
(b)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE;
(c)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 16 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH BUYER OR GUARANTOR, AS APPLICABLE, SHALL HAVE BEEN NOTIFIED; AND
(d)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
18.Integration. This Guarantee represents the agreement of Guarantor and Buyer with respect to the subject matter hereof and there are no promises or representations by Buyer or Guarantor relative to the subject matter hereof not reflected herein.
19.Counterparts. This Guarantee may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guarantee shall be effective as delivery of an original executed counterpart of this Guarantee.
20.Acknowledgments. Guarantor hereby acknowledges that:
(a)Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;
(b)Buyer does not have any fiduciary relationship to Guarantor, and the relationship between Buyer, on the one hand, and Guarantor, on the other, is solely that of creditor and surety; and
(c)no joint venture exists between or among any of Buyer, Guarantor and/or Seller.

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21.Intent. Guarantor intends for this Guarantee to be a credit enhancement related to (i) a repurchase agreement, within the meaning of Section 101(47) of the Bankruptcy Code and, therefore, for this Guarantee to be itself a repurchase agreement, within the meaning of Section 101(47) and Section 559 of the Bankruptcy Code; and (ii) a securities contract within the meaning of Section 741(7) of the Bankruptcy Code and, therefore, for this Guarantee to be itself a securities contract, within the meaning of Section 741(7) and Section 555 of the Bankruptcy Code.
22.WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be duly executed and delivered as of the date first above written.
GUARANTOR:
TERRA PROPERTY TRUST, INC.,
a Maryland corporation
By:    /s/ Gregory Pinkus
Name:    Gregory Pinkus
Title: Chief Financial Officer, Treasurer and Secretary

Signature Page to Guarantee Agreement
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Exhibit A
Definitions
“Affiliate”: With respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.
“Adjusted Interest Expense”: Interest Expense adjusted to exclude the amortization of fees paid, accrued prepayment penalties, debt extinguishment charges, non-recourse asset-level interest expense, and other one-time interest related charges.
“Cash and Cash Equivalents”: Any of the following: (a) cash, (b) fully federally insured demand deposits, or (c) USTs with residual maturity of 90 days or less.
“Cash Liquidity”: With respect to any Person on any date, the amount of unrestricted Cash and Cash Equivalents held by such Person and its consolidated Subsidiaries.
“Consolidated EBITDA”: With respect to any Person, for any period of four consecutive fiscal quarters ended on the last day of any fiscal quarter of such Person, an amount equal to, the following, all determined on a consolidated basis, without duplication, for any Person and its consolidated Subsidiaries in accordance with GAAP: (a) Consolidated Net Income (or loss) of such Person, plus (b) the following (but only to the extent actually deducted in calculating such Consolidated Net Income (or loss)): (i) depreciation and amortization expense, (ii) Interest Expense, (iii) income tax expense, (iv) extraordinary or non-cash non-recurring losses and (v) transaction costs in connection with the Transaction Documents, and minus (c) the following (but only to the extent actually added in calculating such Consolidated Net Income (or loss)): extraordinary or non-cash non-recurring gains; determined, in each case, on a consolidated basis.
“Consolidated Net Income”: With respect to any Person for any period of four consecutive fiscal quarters ended on the last day of any fiscal quarter of such Person, the sum of all the consolidated net income of such Person and its consolidated Subsidiaries determined in accordance with GAAP and in each case, determined on a consolidated basis without duplication.
“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Document”: With respect to any Person, the limited partnership agreement, limited liability company agreement, exempted limited partnership agreement, memorandum and articles of association, or other equivalent governing document in the applicable jurisdiction of such Person, as the same may be further amended, restated, modified or supplemented in accordance with the terms of such governing document.
“Interest Coverage Ratio”: As of any date of determination in respect of any fiscal quarter, Consolidated EBITDA for the preceding four fiscal quarters divided by Adjusted Interest Expense for the preceding four fiscal quarters.
“Interest Expense”: With respect to any Person and its consolidated Subsidiaries in respect of any period of four consecutive fiscal quarters, ended on the last day of any fiscal quarter of such Person, determined on a consolidated basis without duplication, consolidated interest expense of such Person and its consolidated Subsidiaries, whether paid or accrued, without deduction of consolidated interest income of such Person and its consolidated Subsidiaries, including, without limitation or duplication, or, to the extent not so included, with the addition of: (i) interest expense associated with any interest rate hedging activity of such Person; (ii) the amortization of
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debt discounts by such Person; and (iii) prepayment penalties and debt extinguishment charges paid by such Person, in all cases as reflected in the applicable consolidated financial statements of such Person and all as determined in accordance with GAAP.
“Liquidity”: With respect to Guarantor on any date of determination, (i) unrestricted and unencumbered (other than pursuant to the Transaction Documents) Cash and Cash Equivalents held by Guarantor and its consolidated Subsidiaries (including, without limitation, Cash and Cash Equivalents held by Seller), (ii) the aggregate amount of all unsecured credit facilities, undrawn capital from lines of credit, any preferred equity providers, and unfunded investor capital commitments of Guarantor, if any, that are available to be called on without condition (other than customary notice conditions or as otherwise set forth in the Governing Document of Guarantor) and are not pledged to any other Person or subject to any Lien (other than pursuant to a subscription financing line of credit), net of amounts outstanding under any subscription financing line of credit of Guarantor or any of its consolidated Subsidiaries, and (iii) any marketable securities held by Guarantor.
“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.
“Tangible Net Worth”: With respect to Guarantor on any date of determination, (A) the sum of (i) all amounts that would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of Guarantor and its consolidated Subsidiaries at such date, minus (B) the sum of (i) amounts owing to Guarantor from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with Guarantor or any Affiliate thereof, (ii) intangible assets of Guarantor and its consolidated Subsidiaries, if any, and (iii) prepaid Taxes and/or expenses, all on or as of such date and all without duplication as determined in accordance with GAAP.
“Total Indebtedness”: As of any date of determination, without duplication, all Indebtedness of Guarantor and its consolidated Subsidiaries on or as of such date.
“UST”: U.S. Dollar-denominated senior debt securities of the United States of America issued by the U.S. Treasury Department in Federal Reserve book entry form and backed by the full faith and credit of the United States of America, but excluding Treasury Inflation Protected Securities (“TIPS”) and Treasury Separate Trading of Registered Interest and Principal Securities (“STRIPS”).
    A-2
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